AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 1997 REGISTRATION NO. 333-__________

SECURITIES  AND  EXCHANGE  COMMISSION
WASHINGTON,  D.C.    20549

FORM  S-2

REGISTRATION  STATEMENT  UNDER
THE  SECURITIES  ACT  OF  1933

CROSSMANN  COMMUNITIES,  INC.
(Exact  name  of  registrant  as  specified  in  its  charter)
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
INDIANA                            1521                                          35-1880120
(State or other jurisdiction       (Primary Standard Industrial Classification   (I.R.S. Employer Identification No.)
 of incorporation or organization  Code Number)
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9202  NORTH  MERIDIAN  STREET,  SUITE  300
INDIANAPOLIS,  INDIANA    46260
(317)  843-9514
(Address,  including  zip  code,  and  telephone  number, including area code, of  registrant's  principal  executive  offices)


JOHN  B.  SCHEUMANN
CHAIRMAN  OF  THE  BOARD  AND  CHIEF  EXECUTIVE  OFFICER
CROSSMANN  COMMUNITIES,  INC.
9202  NORTH  MERIDIAN  STREET,  SUITE  300
INDIANAPOLIS,  INDIANA    46260
(317)  843-9514
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies  To:
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
Steven K. Humke, Esq.              James A. Aschleman, Esq.
Ice Miller Donadio & Ryan          Baker & Daniels
One American Square, Box 82001     300 N. Meridian Street, Suite 2700
Indianapolis, Indiana  46282-0002  Indianapolis, Indiana 46204-1782
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     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  As soon as  practicable  after  the  Registration  Statement  becomes  effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item
11(a)(1)  of  this  Form,  check  the  following  box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective  registration  statement  for  the  same  offering: X    333-33809

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:

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CALCULATION OF REGISTRATION FEE




TITLE OF EACH CLASS OF SECURITIES TO  AMOUNT TO BE     PROPOSED MAXIMUM             PROPOSED MAXIMUM              AMOUNT OF
 BE REGISTERED                        REGISTERED(1)    OFFERING PRICE PER UNIT(2)   AGGREGATE OFFERING PRICE      REGISTRATION
                                                                                                                  FEE(2)

COMMON SHARES, NO PAR VALUE            201,250 Shares  $                     17.50  $                  3,521,875  $        1,068

(1)  Includes  26,250  Common  Shares  that may be sold if the over-allotment option granted to the Underwriters is exercised in
full.    See  Underwriting.

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

     This registration statement on Form S-2 is being filed by Crossmann Communities, Inc. pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of Registration Statement No. 333-33809 are hereby incorporated herein by reference.


     The Registrant hereby certifies to the Securities and Exchange Commission (the Commission) that:

(i)       the Registrant has instructed its bank, Bank One, Indianapolis, N.A.
to  pay  the  registration    fee  to  the  Commission;

(ii)          the  Registrant  will  not  revoke  such  instructions;

(iii) the Registrant has sufficient funds in its accounts to cover the amount of the registration fee; and

(iv) the Registrant undertakes to confirm that Bank One Indianapolis, N.A., received such instructions as soon as practicable on September 12, 1997 as the instructions were transmitted after business hours.

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     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized in the City of Indianapolis, State of Indiana, on September 11, 1997.

CROSSMANN COMMUNITIES, INC.



By:   /s/ JOHN B. SCHEUMANN
John B. Scheumann
Chairman of the Board,
Chief Executive Officer and Director




     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

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
SIGNATURE                CAPACITY                               DATE
/s/ John B. Scheumann    Chairman of the Board,                 September 11,1997
John B. Scheumann        Chief Executive Officer and Director


/s/ Richard H. Crosser   President, Chief Operations Officer,   September 11,1997
Richard H. Crosser       and Director
                         (Principal Executive Officer)

/s/ Jennifer A. Holihen  Chief Financial Officer,               September 11,1997
Jennifer A. Holihen      Secretary, Treasurer and Director
                         (Principal Financial Officer and
                         Principal Accounting Officer)

James C. Shook           Director                               September ___, 1997

Larry S. Wechter         Director                               September ___, 1997

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


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CROSSMANN COMMUNITIES, INC.
REGISTRATION STATEMENT
ON
FORM S-2

INDEX TO EXHIBITS


Number Assigned in
Regulation S-K       Exhibit  Description of
Item 601             Number   Exhibit
(5)                      5.1  Opinion of Ice Miller Donadio & Ryan as to the legality of the Common Shares to be registered

(23)                    23.1  Consent of Ice Miller Donadio & Ryan (included in Exhibit 5.1)

                        23.2  Consent of Deloitte & Touche LLP, independent public accountants

                        23.3  Consent of Ernst & Young LLP, independent public accounts
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